Exhibit 99.1

Lucas Energy Announces
Closing Part I of Eagle Ford Shale Joint Venture

For Immediate Release

HOUSTON, TEXAS - (GlobeNewswire) – May 10, 2010 – Lucas Energy, Inc. (NYSE Amex - LEI) an independent oil and gas company (the “Company”) based in Houston, Texas, today announced that the Company has closed the first part of an Eagle Ford Shale joint venture with Hilcorp Energy I, L.P., an affiliate of Hilcorp Energy Company, one of the largest privately owned oil and gas companies in the United States.  Hilcorp Energy I, L.P. acquired part of the  Lucas Energy, Inc. deep rights (Eagle Ford rights) in Gonzales County, Texas and paid Lucas $7.52 million at closing.  The remainder of the Lucas Eagle Ford shale properties will be part of a second closing that is expected to take place later in this month.

The purpose of the joint venture with Hilcorp is the development of the Eagle Ford Shale properties owned by Lucas Energy, Inc. in Gonzales County, Texas.  Hilcorp is acquiring an 85% working interest in the deep rights, including the Eagle Ford Shale formation.  Lucas will retain a 15% working interest.  The joint venture does not include any producing wells or current production.

William A. Sawyer, President and CEO of Lucas Energy, said “This is a major leap forward for Lucas.  Hilcorp is one of the finest oil and gas companies in the U.S. today.  We are proud to be a partner with them.  Their expertise in drilling and completions will move our Eagle Ford program forward at a much faster pace than we could have done alone.  The first thing we did with the capital was to pay off our Amegy Bank debt.”   For more information on this and other activities of the Company, see the Lucas Energy web site www.lucasenergy.com.

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “projects,” “plans,” “feels,” “anticipates” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Lucas Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release.  The Company’s complete filings with the Securities and Exchange Commission are available at http://www.sec.gov

Contacts:
Lucas Energy, Inc.
(713) 528-1881

Michael Brette,J.D. [mikebrette@gmail.com]

Mike King [mike@princetonresearch.com]